Simmons Company
Reports Record Full Year 2006 Results

•	Double-Digit Growth in Volume Drives Record Sales
•	Operational Improvements Deliver Increased Operating Margins and Record EBITDA
_________________________________________________________________

ATLANTA, March 22, 2007 - Simmons Company (“Company” or “Simmons”), the ultimate parent of Simmons Bedding Company (“Simmons Bedding”), a leading manufacturer of premium-branded bedding products, today released operating results for the fourth quarter and full year ended
December 30, 2006.

“The Company’s 2006 financial results significantly exceeded our expectations for the year,” said Charlie Eitel, Simmons Chairman and Chief Executive Officer. “Simmons set new highs in net sales and Adjusted EBITDA while gaining market share with increasing momentum throughout 2006. We also took steps to build our core business by exiting the retail segment with the sale of Sleep Country USA in August, and acquiring Simmons Canada in November. We believe these strategic transactions, coupled with moves we made to strengthen our product lines and our U.S. and Canadian management teams, position us well for 2007.”

Mr. Eitel continued, “We are optimistic about our prospects for 2007. We entered the year with arguably the hottest product line in our industry including our luxury line, Beautyrest Black™, which was introduced in August 2006. This January we introduced our new Beautyrest® 2007 product line. Dealer reaction to the product line at the Las Vegas Market was enthusiastic and the initial performance of the line at retail has been outstanding.”

Results for the Quarter Ended December 30, 2006

For the fourth quarter of 2006, net sales were $224.8 million compared to $214.8 million for the same period last year, a 4.6% increase. The fourth quarter of 2006 was a 13 week period whereas the fourth quarter of 2005 was a 14 week period. The additional week added approximately $12.4 million of sales in 2005. Additionally, our net sales in 2005 included the sales of our former retail operations. Exclusive of these sales, our net sales increased $29.2 million or 14.9%. Our sales growth was primarily attributable to an increase in our domestic conventional bedding units sold of 5.3% compared to the same period last year, and Simmons Canada sales of $12.7 million in 2006. Gross profit for the fourth quarter increased to $91.7 million, or 40.8% of net sales, from $91.0 million, or 42.4% of net sales, for the same period of 2005.

For the fourth quarter of 2006, operating income was $16.7 million, or 7.4% of net sales, compared to $19.6 million, or 9.1% of net sales, for the same period last year. We had a net loss of ($2.8) million for the fourth quarter of 2006 compared to net income $0.5 million for the same period of the prior year. For the fourth quarter of 2006, Adjusted EBITDA (see the Supplemental Information to this press release) increased 6.0% to $32.8 million compared to $30.9 million during the same period of 2005.

Results for the Year Ended December 30, 2006

For fiscal year 2006, net sales rose 12.4% to $961.6 million compared to $855.3 million in 2005. Exclusive of the net sales associated with our former retail operations, our net sales increased $124.6 million, or 15.8%, to $912.7 million in fiscal year 2006 compared to $788.1 million in fiscal year 2005. In addition, fiscal year 2006 was a 52 week year compared to 53 weeks in fiscal year 2005. For fiscal year 2006, our net sales increased principally due to increases in domestic conventional bedding unit volume and average unit selling price of 10.8% and 2.6%, respectively, compared to fiscal year 2005. Gross profit for the fiscal year 2006 was $417.5 million or 43.4% of net sales, compared to $367.1 million, or 42.9% of net sales, a year ago.

For fiscal year 2006, operating income was $152.0 million, or 15.8% of net sales, compared to $76.3 million, or 8.9% of net sales, in 2005. Exclusive of the $43.3 million pre-tax gain on the sale of Sleep Country USA, operating income was $108.7 million, or 11.3% of net sales, for fiscal year 2006. Net income was $47.6 million for fiscal year 2006 compared to $3.3 million in 2005. Adjusted EBITDA for fiscal year 2006 increased 42.9% to a record $163.3 million compared to $114.3 million, or 13.4% of net sales, for 2005.

As of December 30, 2006, Simmons’ working capital (see Supplemental Information to this press release) as a percentage of net sales for fiscal year 2006 was 0.7% compared to 2.0% at the beginning of the year. In 2006, Simmons Bedding’s leverage ratio decreased from 6.2 to 4.1, as a result of the Company’s improved financial performance and debt reduction.

The Company will webcast its 2006 financial results via a conference call on Friday, March 23, 2007, beginning at 11:00 a.m. Eastern Time. The webcast will be available at the Company’s website www.simmons.com and will also be available for replay through April 6, 2007.

About Simmons Company

Atlanta-based Simmons Company, through its indirect subsidiary Simmons Bedding Company, is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest®, Beautyrest Black TM, BackCare®, Natural Care TM Latex, BackCare Kids® and Deep Sleep®. Simmons Bedding Company operates 21 conventional bedding manufacturing facilities and two juvenile bedding manufacturing facilities across the United States, Canada and Puerto Rico. Simmons also serves as a key supplier of beds to many of the world’s leading hotel groups and resort properties. Simmons is committed to developing superior mattresses and promoting a higher quality sleep for consumers around the world. For more information, visit the Company's website at www.simmons.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements that reflect our current views about future events and financial performance.  Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements.  The forward-looking statements in this press release speak only as of the date of this call.  These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them.  However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations.  These factors include, but are not limited to: (i) competitive pricing pressures in the bedding industry; (ii) legal and regulatory requirements; (iii) the success of our new products; (iv) our relationships with and viability of our major suppliers; (v) fluctuations in our costs of raw materials; (vi) our relationship with significant customers and licensees; (vii) our ability to increase prices on our products and the effect of these price increases on our unit sales; (viii) an increase in our return rates and warranty claims; (ix) our labor relations; (x) departure of our key personnel; (xi) encroachments on our intellectual property; (xii) our product liability claims; (xiii) our level of indebtedness; (xiv) interest rate risks; (xv) compliance with covenants in our debt agreements; (xvi) our future acquisitions; (xvii) our ability to successfully integrate Simmons Canada into our operations; (xviii) the loss of key personnel at Simmons Canada as a result of our acquisition; (xix) our ability to achieve the expected benefits from any personnel realignments; and (xx) other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

-table follows-

Simmons Company and Subsidiaries
Condensed Historical Consolidated Statements of Operations
(in thousands)

	Quarter Ended		Year Ended

	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Net sales	$224,790	$214,809	$961,625	$855,276
Cost of products sold	133,113	123,768	544,164	488,129
Gross profit	91,677	91,041	417,461	367,147

Operating expenses:
Selling, general and administrative expenses	75,734	71,753	311,839	294,266
Gain on sale of SCUSA	-	-	(43,311)	-
Amortization of intangibles	1,435	1,417	5,655	5,693
Licensing fees	(2,193)	(1,709)	(8,691)	(9,128)
	74,976	71,461	265,492	290,831
Operating income	16,701	19,580	151,969	76,316
Interest expense, net	17,996	18,574	79,928	70,355
Income (loss) before income taxes	(1,295)	1,006	72,041	5,961
Income tax expense	1,507	548	24,427	2,636
Net income (loss)	$(2,802)	$458	$47,614	$3,325

Adjusted EBITDA (a)	$32,793	$30,936	$163,331	$114,340

See Notes to Condensed Historical Financial Data.

Simmons Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	December 30,	December 31,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$20,784	$24,622
Accounts receivable, net	92,035	74,682
Inventories	26,718	28,579
Other current assets	22,559	16,958
Assets held for sale	-	19,116
Total current assets	162,096	163,957

Property, plant and equipment, net	73,185	53,613
Goodwill, net	512,818	481,280
Intangible assets, net	592,802	536,963
Other assets	32,753	44,964
	$1,373,654	$1,280,777

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$778	$1,602
Accounts payable and accrued liabilities	134,912	103,222
Liabilities held for sale	-	9,968
Total current liabilities	135,690	114,792

Long-term debt	896,001	906,148
Deferred income taxes	177,692	144,418
Other non-current liabilities	14,410	11,072
Total liabilities	1,223,793	1,176,430

Stockholders' equity	149,861	104,347
	$1,373,654	$1,280,777

See Notes to Condensed Historical Financial Data.

Simmons Company and Subsidiaries
(Notes to Condensed Historical Financial Data - continued)

a) Adjusted EBITDA (as defined in Simmons Bedding's senior credit facility) differs from the term "EBITDA" as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes and depreciation and amortization, Adjusted EBITDA as we interpret the definition also adjusts net income by excluding items or expenses not typically excluded in the calculation of "EBITDA" such as management fees, non-cash stock compensation expenses, reorganization costs, and other unusual or non-recurring charges or credits. In addition, Adjusted EBITDA, as defined, includes the pro forma effect of business acquisitions and dispositions including synergies. Adjusted EBITDA is presented because it is a material component of the covenants contained within Simmons Bedding's credit agreements and a measure used by management to determine operating performance. EBITDA does not represent net income or cash flow from operations as those terms are defined by accounting principles generally accepted in the United States and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Below is a reconciliation of net income to Adjusted EBITDA:

	Quarter Ended		Year Ended

	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005

Net income (loss)	$(2,802)	$458	$47,614	$3,325
Depreciation and amortization	6,803	7,518	28,688	27,722
Income tax expense	1,507	548	24,427	2,636
Interest expense	18,581	18,727	81,265	70,621

EBITDA	24,089	27,251	181,994	104,304

Gain on sale of SCUSA	-	-	(43,311)	-
Non-cash stock compensation expense	230	7	760	9
Reorganization expense including management severance	2,340	2,508	4,727	6,534
Management fees	420	420	1,659	1,593
Transaction related expenditures, including cost of products sold	1,665	379	1,700	556
State taxes in lieu of income taxes	28	220	720	767
Conversion costs associated with meeting new flammability standard	673	-	673	-
Pro forma effect of Simmons Canada acquisition with synergies	3,238	-	17,340	-
Pro froma effect of SCUSA disposition with synergies	-	-	(3,293)	-
Other	110	151	362	577

Adjusted EBITDA	$32,793	$30,936	$163,331	$114,340

b) Working capital computation (current assets less current liabilities, excluding cash, current maturities of long-term debt, and assets and liabilities held for sale):

	December 30,	December 31,
	2006	2005

Current assets	$162,096	$163,957

Less:
Cash and equivalents	(20,784)	(24,622)
Assets held for sale	-	(19,116)
	141,312	120,219

Current liabilities	135,690	114,792

Less:
Current maturities of long-term debt	(778)	(1,602)
Liabilities held for sale	-	(9,968)
	134,912	103,222

Working capital	$6,400	$16,997